EXHIBIT 99(b)

                            APPENDIX

Pursuant to Item 304 of Regulation S-T, the following is a narrative description of graphic or image material incorporated by reference from the Company's 2001 Annual Report to Shareholders at Item 7. Management's Discussions and Analysis of Financial Condition and Results of Operations. Some pages contain illustrations of Modine products, customers and employees.

Page 15 of Annual Report

                             Net sales by quarter
                              Dollars in millions
Measurement Period
(Fiscal Year Covered)        1ST QTR     2ND QTR     3RD QTR     4TH QTR
---------------------        -------     -------     -------     -------
FYE 1997                     248,514     254,224     252,972     243,336
FYE 1998                     256,923     260,806     267,699     254,990
FYE 1999                     273,104     272,961     284,355     281,027
FYE 2000                     283,847     286,691     283,520     285,211
FYE 2001                     286,484     269,775     252,346     256,790


                              Net earnings by quarter
                                Dollars in millions
Measurement Period
(Fiscal Year Covered)        1ST QTR     2ND QTR     3RD QTR     4TH QTR
---------------------        -------     -------     -------     -------
FYE 1997                      16,390      15,654      15,402      16,317
FYE 1998                      18,185      18,229      17,836      18,221
FYE 1999                      20,080      19,081      17,341      17,441
FYE 2000                      19,509      15,096      16,195      14,603
FYE 2001                      17,962      19,018       6,109       4,516

                    Sales dollar distribution
                                      FYE 2001         FYE 2000
                                      --------         --------
Material cost                           41.7%            40.1%
Conversion Costs                        32.1%            32.0%
Operating and Other Costs               18.8%            19.5%
Income Taxes                             2.9%             2.6%
Dividends paid to shareholders           2.7%             2.4%
Earnings retained in the business        1.8%             3.4%

Page 19 of Annual Report


                      Book value per share

Measurement Period
(Fiscal Year Covered)      Book value/share
---------------------      ----------------
FYE 1997                       12.93
FYE 1998                       14.24
FYE 1999                       15.35
FYE 2000                       16.41
FYE 2001                       16.99

